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                                                                 Exhibit 10.16

                                   PATENT AGREEMENT


This Patent Agreement is between DR. ABRAHAM ROSENBERG ("ROSENBERG"), and AYURCORE, INC. ("AYURCORE"), and is made with reference to the following recitals:

RECITALS

A. ROSENBERG is the owner of the U.S. Patent Application identified below, and of the technology and materials described therein, along with rights in related technology and materials.

B. AYURCORE desires to secure, and ROSENBERG is willing to grant, ownership of such patent, in accordance with the terms and conditions of this Agreement.

AGREEMENTS

In consideration of the covenants and obligations set forth below, ROSENBERG and AYURCORE agree as follows:

1.  DEFINITIONS

    1.1  Agreement. "Agreement" means this Patent Agreement.

    1.2 Assigned Rights. "Assigned Rights" means the U.S. Patent Application (a draft of which has been prepared) to be filed on the invention entitled "COMPOSITIONS FOR MODULATING INTRACELLULAR INOSITOL TRISPHOSPHATE CONCENTRATION AND USES THEREOF," and all foreign and domestic patents or patent-like rights, continuation and continuation-in-part applications, divisional applications, reissue patents, extensions, and the like, having a priority date based on such U.S. Patent Application.

    1.3 AYURCORE. "AYURCORE" includes any corporation, partnership, or organization, whether now existing or hereafter created, which directly or indirectly controls, is controlled by, or is under common control with, AYURCORE, INC. "Control" means (1) the legal power to direct or cause the direction of the general management or partners of such entity, whether through the ownership of voting securities or by contract, or (2) ownership (directly or indirectly) of more than 50% of the outstanding shares conferring a right to vote at general meetings, or (3) the right to elect the majority of the Board of Directors or its equivalent.

    1.4  Improvement. "Improvement" means any alteration or modification of any


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         Invention, but such that the altered or modified version comes within any issued claim of the Assigned Rights.

    1.5 Invention. "Invention" means the structure, materials, design, concepts, techniques, and processes embodied in the Assigned Rights.

    1.6 Know-how. "Know-How" means the confidential technical information of ROSENBERG relating to the Invention and Products and useful in the manufacture, use, or sale of Products, and further includes all samples, sources of supply, documentation, and other similar tangible and intangible information and property relating to the Products and in ROSENBERG's possession or control as of the effective date of this Agreement.

    1.7 Legal Action. "Legal Action" means any legal or equitable suit, proceeding, action, or arbitration.

    1.8  Manufacture. "Manufacture" means make or have made.

    1.9 Net Receipts. "Net Receipts" means the total amounts of money or other consideration received or earned by AYURCORE from all Transfers of Products, less any of the following amounts if itemized separately from the Transfer price:

         (1)  shipping and insurance charges or allowances,

         (2) customary trade discount allowed, or any commission paid in lieu of a trade discount (other than commissions paid to employees of AYURCORE);

         (3) refunds, credits, or allowances given or made on account of the return or rejection of any Products;

         (4) tax, duty, tariff or other governmental charge on the making, having made, use, transportation, or Transfer of the Products; and

         (5) reasonable compensation received by AYURCORE for delivery or installation services, or as interest or finance charges.


    1.10 Net Royalties. '`Net Royalties" means the gross amount of license fees and royalties (or payments in lieu of license fees or royalties), net of withholding taxes, received or earned from any sublicensee by AYURCORE pursuant to a sublicense agreement between AYURCORE and such sublicensee.

    1.11 Parties, Party. "Parties" means ROSENBERG and AYURCORE, collectively. "Party" means either R0SENBERG or AYURCORE.

    1.12 Patent Jurisdiction. "Patent Jurisdiction" means any country or territory where ROSENBERG owns or controls an issued, unexpired, and enforceable patent coming under the Assigned Rights.


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    1.13 Products. "Products" means any method, machine, manufacture, or composition of matter (1) made or practiced in accordance with or incorporating the teachings of any Invention and covered in whole or in part by any of the now pending or issued claims of the Assigned Rights, or (2) incorporating any Knowhow provided by ROSENBERG to AYURCORE.

    1.14 Territory. "Territory" means the entire world.

    1.15 Transfer. "Transfer" means any sale, lease, rental, or other commercial disposition, with or without consideration.

2.  ASSIGNMENT

    2.1 Grant. ROSENBERG hereby assigns to AYURCORE, and AYURCORE accepts, all of ROSENBERG's right, title, and interest in and to the Assigned Rights and Know-how, subject to all of the rights and obligations set forth in this Agreement.

    2.2 Permits. AYURCORE shall be responsible for obtaining any permits, licenses, authorizations, or approvals required or necessary by any government or other entity to Manufacture, use, offer to sell, or Transfer any Products.


    2.3 Marking Requirement. AYURCORE agrees to mark Products made by or on behalf of AYURCORE with the patent number or numbers of the Assigned Rights. The notice shall be directly applied to the Products, or when, from the character of the Products this cannot be done, by fixing to the Products or their packaging a label containing a like notice.

    2.4  Patent Filings & Maintenance. AYURCORE shall file and prosecute such
         U. S. patent applications as are reasonably required to protect the Assigned Rights. AYURCORE, in its discretion, may file and prosecute related foreign patent applications as it deems appropriate. AYURCORE shall use reasonable diligence, under the circumstances, to prosecute and maintain in force any resulting patent rights.

    2.5 Assistance by ROSENBERG. ROSENBERG agrees to assist AYURCORE with respect to any Legal Action brought by AYURCORE relating to the enforcement of the Assigned Rights. ROSENBERG shall be entitled to receive reimbursement of any reasonable out-of-pocket expenses incurred by it in rendering such assistance.

3.  COMPENSATION AND ROYALTIES

    3.1 Agreement for Royalties. AYURCORE agrees to pay ROSENBERG a royalty at the following rates:

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         (1)  A rate of [***] of all Net Receipts from Transfers of Products to be used in, or which are imported into, any Patent Jurisdiction by or on behalf of AYURCORE.

         (2) A rate of [***] of all Net Royalties received or earned by AYURCORE from sublicensees.

    3.2 Payment. The royalty on the Transfer of each Product is earned on the earlier of (l) the day on which the Product is shipped to a distributor or customer, or (2) the day on which an invoice issues for the Product. Each royalty payment to ROSENBERG must be paid within 30 days after the end of the calendar quarter in which the royalty is earned. Royalties earned on Products for which refunds, credits, or allowances are given or made by AYURCORE or its sublicensees shall be credited against future royalties due to ROSENBERG, Royalties shall be paid in U S dollars. For those Transfers of Products made by AYURCORE in other currencies, the Net Receipts shall be converted to U.S. dollars in accordance with the exchange rates published in the Wall Street Journal at the end of the respective royalty period.

    3.3 Statements. With each royalty payment, AYURCORE must submit to ROSENBERG a statement of. (1) the number of Transfers of Products from all sources during the applicable period, (2) the total of the Net Receipts during the applicable period, and (3) a clear computation of the royalty payment.

    3.4 Inspection. AYURCORE agrees to keep or have kept separate and adequately detailed accounting records of all Transfers of Products. Such accounting records shall be kept for a minimum of 2 years. During the term of this Agreement and for one year thereafter, ROSENBERG or its agents have the right to inspect the relevant accounting records of AYURCORE to verify the accuracy of the royalties paid or payable to ROSENBERG. All inspected information shall be kept in confidence from third parties. ROSENBERG must give at least 10 days' written notice to AYURCORE before any inspection, and may not inspect more than once in any 12 month period. All inspections must be during ordinary business hours, and shall be conducted so as to not unreasonably interfere with AYURCORE's normal business activities. If any inspection discloses that the amount of royalties paid by AYURCORE is incorrect in either ROSENBERG's or AYURCORE's favor, then any amount due to either Party must be paid within 30 days by the other Party. If ROSENBERG's inspection demonstrates that the royalties paid for the period in question are less than 95% of the correct amount owing, AYURCORE shall be liable for ROSENBERG's cost of inspection. Otherwise, ROSENBERG must pay all of ROSENBERG's costs for any inspection.

    3.5 Credit for Expenses. Any expenses incurred by AYURCORE to obtain patent protection for the Assigned Rights, from preparation of an application through response to the first substantive office action (i.e., excluding a restriction

* Confidential provisions omitted and filed separately with the Commission.

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         requirement), shall be credited against future royalties owed by
         AYURCORE to ROSENBERG. In addition, any expenses incurred by AYURCORE to obtain regulatory approval of any Product shall be credited against future royalties owed by AYURCORE to ROSENBERG.

4.  TERM AND TERMINATION

    4.1 Term. The term of this Agreement shall be from its effective date as defined in PARA6.15 to the expiration of the last to expire patent in the Assigned Rights (unless this Agreement is sooner terminated in accordance with any of the provisions of this Agreement).

    4.2 By Mutual Agreement. The Parties may mutually agree in writing to terminate this Agreement, and all rights granted under this Agreement, at any time.

    4.3 Option by ROSENBERG. ROSENBERG, at its option, may immediately terminate this Agreement and all rights granted under this Agreement if AYURCORE defaults in the performance of any material obligation and if the default has not been remedied within 30 days after written notice to AYURCORE describing the default. The following events shall constitute a default in the performance of a material obligation of this Agreement.

         (1) AYURCORE's failure to pay when due any amount payable under this Agreement.

         (2)  The liquidation or dissolution of AYURCORE.

         (3) If AYURCORE ceases to be actively engaged in business or financially capable of fulfilling its obligations under this Agreement.

    4.4 Accrued Royalties Payable. Within 30 days after any termination of this Agreement by ROSENBERG for cause, AYURCORE must pay all royalties accrued up to the date of termination, and provide an accounting for the final period.

    4.5 Reversion of Rights. If AYURCORE has not cured a material default under this Agreement after due notice and expiration of the remedy period, all rights, title, and interest in and to the Assigned Rights shall be promptly assigned by AYURCORE back to ROSENBERG.

    4.6 Option by AYURCORE. AYURCORE, at its option, may immediately terminate this Agreement and all of its obligations under this Agreement if ROSENBERG defaults in the performance of any material obligation and if the default has not been remedied within 30 days after written notice to ROSENBERG describing the default.


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    4.7  Rights re Inventory. Notwithstanding any contrary provision of this
         Agreement, AYURCORE shall have the right, for a period of one year or until AYURCORE's inventory of PRODUCTS is exhausted (whichever comes first), to dispose of any Products (including in-process Products) in its possession or control at the date of termination by ROSENBERG. However, AYURCORE must make all royalty payments relating to such Products as are otherwise required by this Agreement. Within 30 days after any termination, AYURCORE shall provide ROSENBERG with a report of AYURCORE's current inventory of Products as of the date of termination.

5.  REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

    5.1 Representation re Ownership. ROSENBERG represents that it is the sole owner of the Assigned Rights, that ROSENBERG has not granted any other entity any right or license under the Assigned Rights, and that ROSENBERG has the right to assign the rights granted to AYURCORE by this Agreement.

    5.2 No Warranty re Usefulness. ROSENBERG makes no warranty or representation that AYURCORE can successfully use the Assigned Rights to make Products.

    5.3 No Warranty re Infringement. AYURCORE acknowledges that ROSENBERG makes no representations that any Product will not infringe the intellectual property rights of any third party. However, ROSENBERG represents that, to the best of his knowledge, he is not aware of any such infringement as of the execution date of this Agreement.

    5.4 No Assistance to Competitors. During the term of this Agreement, ROSENBERG shall not create and/or provide products directly competitive with any of the Products to any other entity without giving AYURCORE the right of first refusal to acquire or license such competitive products. If ROSENBERG patents any Improvement to any Invention within 10 years after the effective date of this Agreement, ROSENBERG shall promptly disclose any issued patent covering the Improvement to AYURCORE, and AYURCORE shall have the right of first refusal to acquire or license such patent.

    5.5 No Minimum Sales. AYURCORE makes no representations to ROSENBERG regarding minimum sales and/or royalties relating to Products.

    5.6 Exclusion and Limitation of Liability. In no event shall ROSENBERG be liable to AYURCORE or any third party for direct, indirect, consequential, incidental, or punitive damages, lost profits or lost savings, resulting from any defect in or use of any Product. In no event shall ROSENBERG be liable to AYURCORE for indirect, consequential, incidental, or punitive damages, lost profits or lost savings, for any breach of this Agreement.

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    5.7  Indemnification by AYURCORE. AYURCORE agrees to indemnify, defend, and hold harmless ROSENBERG from and against any and all liabilities, costs, expenses, damages, losses, actions, causes of action, and the like arising from or relating to (directly or indirectly) any determination that ROSENBERG is liable for any direct, indirect, consequential, incidental, or punitive damages, or lost profits or lost savings, resulting from any Manufacture, marketing, Transfers, or use of, or defect in, any Products. The indemnification required by this Paragraph shall include the payment of all attorneys' fees and other expenses (not limited to taxable costs) incurred in settling or defending any threatened or actual Legal Action.

6.  GENERAL TERMS AND CONDITIONS

    6.1 Arbitration. All disputes between the Parties concerning (l) the terms and conditions of this Agreement and involving less than $50,000, or
         (2) enforcement of the Assigned Rights against third parties (but excluding any issue about the validity of the Assigned Rights), shall be subject to expedited binding arbitration outside of the American Arbitration Association ("AAA") before an attorney or expert who is knowledgeable and experienced in the patent field, and who is selected by mutual agreement of the Parties. A Party shall commence arbitration by delivering written notice to the other Party. If the Parties fail to agree on an arbitrator within 30 days after notice of a commencement of arbitration is delivered, arbitration shall be by the AAA, subject to the rules of the AAA then in effect, except that, in any case, the arbitrator shall provide for discovery in accordance with the Federal Rules of Civil Procedure and Federal Rules of Evidence for a period of 120 days following the selection of the arbitrator. Questions relating to such discovery shall be determined by the arbitrator. Until a determination is made in the arbitration, each Party shall share equally in the payment of the expenses of the arbitrator, and AYURCORE shall continue to pay to ROSENBERG all royalties required by this Agreement. Judgment upon the award rendered in any arbitration may be entered in any court having jurisdiction of the matter.

    6.2 Attorneys' Fees. If any arbitration, litigation, or other legal proceeding occurs between the Parties relating to this Agreement, the prevailing Party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses, including attorneys' fees, incurred in the proceeding.

    6.3 Relationship of the Parties. This Agreement does not constitute a partnership agreement, nor does it create a joint venture or agency relationship between the Parties. Neither Party shall hold itself out contrary to the terms of this Paragraph. It is specifically understood that each Party is an independent contractor and shall not be considered an employee, agent, or consultant of the other Party. Neither

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         Party shall be liable for the representations, acts, or omissions of the other Party contrary to the terms of this Agreement.

    6.4 Notices. Unless otherwise provided for in this Agreement, all notices or other communications required or permitted under this Agreement must be in writing and either personally delivered or sent in any fashion that provides written proof of actual delivery by a third party. The effective date of delivery shall be considered to be the next business day after actual delivery. Until written notice to the contrary is given, the addresses of the Parties are as shown on the signature page of this Agreement.

    6.5 Waiver and Amendment. No waiver, amendment, or modification of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom the waiver, amendment, or modification is sought to be enforced. No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of the right, power, or remedy. No waiver of any provision, condition, or breach of this Agreement shall be construed as a waiver of any other provision, condition, or breach.

    6.6 Assignment. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties. However, no right or interest in this Agreement shall be assigned by either Party without the written permission of the other Party, except that either Party may assign its rights in this Agreement without the permission of the other Party to any majority owned subsidiary, or in the event of a merger, consolidation, or sale of substantially all of the assets of the assigning Party.

    6.7 No Third Party Rights. This Agreement is not for the benefit of any third party, and shall not be deemed to grant any right or remedy to any third party, whether or not referred to in this Agreement.

    6.8 Interpretation. The section and paragraph headings of this Agreement are intended as a convenience only, and shall not be used to interpret its provisions. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

    6.9 Ambiguities. The Parties have reviewed this Agreement, and have either had this Agreement reviewed by legal counsel or declined to do so. Accordingly, no rule of preferential interpretation for the non-drafting party shall be applied to this Agreement.

    6.10 Severability. If any provision of this Agreement is finally held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions

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         of this Agreement shall remain in full force and effect to the extent that the intent of the Parties can be enforced.

    6.11 Governing Law and Forum. The validity, construction, and performance of this Agreement is governed by the laws of California. Suit or arbitration with respect to this Agreement may be brought only in California. The Parties agree to submit to personal jurisdiction in California.

    6.12 Further Assurances. The Parties agree to execute any and all agreements and documents in connection with this Agreement in order to complete and fulfill the terms of this Agreement. Where this Agreement provides that documents are to be signed and/or filed, such shall be done within a reasonable time after the signing of this Agreement.

    6.13 Signature Authority. The persons executing this Agreement warrant that they have the right, power, legal capacity, and appropriate authority to enter into this Agreement on behalf of the Party for which they have signed below.

    6.14 Publicity. The Parties shall be free to publicize the existence of this Agreement after the effective date. However, each Party shall use its best efforts not to disclose specific clauses (particularly those clauses relating to payment of fees or royalties) to any third party during the term of this Agreement, except as required by law, or by governmental regulation, requirement or order, or as may be required to establish its rights under this Agreement.

    6.15 Counterparts. This Agreement may be executed in counterparts. Each executed counterpart shall be considered an original of one and the same document if each Party has executed at least one counterpart. Each Party's signature to a counterpart may be appended to any other Counterpart. Each Party shall deliver to every other Party a duplicate original of the counterpart executed by such Party. This Agreement shall be effective on the date that all Parties have signed at least one counterpart.

    6.16 Entire Agreement. This Agreement constitutes the complete and final agreement etween the Parties, and supersedes all prior negotiations, agreements, and understandings between the Parties concerning its subject matter.



AGREED:

    ABRAHAM ROSENBERG             AYURCORE, INC.

    By: s/Abraham Rosenberg       By: s/Barry Wald

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    Date: 12/9/95                 Name: Barry Wald
                                  Title: President
                                  Date: 12/15/95